Exhibit 10(w)

1995 CONVEX STOCK OPTION CONVERSION PLAN

PART 1. PLAN ADMINISTRATION AND ELIGIBILITY

I.                              Purpose

The purpose of this 1995 Convex Stock Option Conversion Plan (the “Plan”) is to comply with the Agreement and Plan of Merger, dated as of September 21, 1995 (the “Merger Agreement”), by and among Hewlett–Packard Company (the “Company”), Gemini Project Corporation, a wholly-owned subsidiary of the Company (“Subsidiary”), Convex Computer Corporation (“Convex”), pursuant to which Subsidiary was merged with and into Convex, with the result that Convex was the survivor of the merger and thereby became a wholly-owned subsidiary of the Company. Pursuant to the Merger Agreement, the Company agreed to convert all stock options outstanding as of the Effective Time (as defined in Section 1.02 of the Merger Agreement) (each, a “Convex Option”) which were granted under Convex’s 1983 Incentive Stock Option Plan and the 1991 Stock Option Plan (collectively, the “Convex Plans”) into options to purchase Common Stock of the Company (“Conversion Options”).

II.                            Administration

A Stock Option Committee (the “Committee”), consisting of three or more disinterested directors of the Company who are not participants in the Plan, shall supervise and administer the Plan. All questions of interpretation of the Plan shall be determined by the Committee and such determination shall be final and binding upon all persons having an interest in the Plan. Any or all powers and discretion vested in the Committee under this Plan may be exercised by any subcommittee so authorized by the Committee.

Delegation of Authority for the Day-to-Day Administration of the Plan.  Except to the extent prohibited by applicable law or applicable rules of a stock exchange, the Board or any of its committees as shall be administering the Plan may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. The delegation may be revoked at any time.

III.                           Participation in the Plan

Eligible participants in the Plan include only those persons who were Convex employees or consultants on the Effective Time or former Convex employees or consultants and who, on such date, held valid and outstanding options to purchase shares of Convex common stock under Convex Plans (the “Optionees”).

IV.                           Stock Subject to the Plan

The maximum number of shares which may be optioned under the Plan shall be Three Hundred Twenty-Eight Thousand (328,000) shares of the Company’s $1 par value Common Stock (“Common Stock”).

If any outstanding option under the Plan for any reason expires or is terminated without having been exercised in full, the shares allocable to the unexercised portion of such option shall again become available for grant pursuant to the Plan.

PART 2. OPTIONS

V.                            Incentive Stock Options

Any Conversion Option granted under the Plan may be designated by the Committee as a non-statutory option or as an incentive stock option (“ISO”) entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended to date and as may be amended from time to time (the “Code”).

VI.                           Terms, Conditions and Form of Options

Each option converted under the Plan shall be evidenced by a written agreement in the form approved by the Committee (“Conversion Agreement”). The Conversion Agreement shall comply with and be subject to the following terms and conditions:

A.                 Options Non-Transferable.  The Conversion Options issued under the Plan are nontransferable except by will or by the laws of descent and distribution, and may be exercised only by the Optionee during his or her lifetime, as set forth in the applicable Conversion Agreement issued pursuant to the Plan. The Plan authorizes an Optionee to designate a person to exercise a Conversion Option after the death of the Optionee.

B.                  Period of Option.  Each Conversion Option issued under the Plan became immediately exercisable in part or in full as of the Effective Time and may be exercised at any time prior to its expiration subject to the Repurchase Option in accordance with terms of the Employee’s Conversion Stock Option Agreement (the “Option Agreement).  No Conversion Option may be exercised to any extent by anyone after the date of expiration of the Conversion Option.

C.                  Exercise of Options.  Conversion Options may be exercised by written notice to the Secretary of the Company, accompanied by payment in full of the option price of the shares purchased as well as any estimated U.S. Federal, state or local income or employment taxes which the Company is or will be required to withhold with respect to shares acquired by the Optionee upon exercise of a Conversion Option.  Amounts received in payment of option prices are retained by the Company.

The provisions regarding payment of the Option Price (as defined below) are substantially the same in the Conversion Agreement as were specified in the Optionee’s applicable Option Agreement: payment of the Option Price shall be by any of the following, or a combination of cash, check, or surrender of other shares of Common Stock of a value equal to the Option Price of the shares as to which the Conversion Option is being exercised.

D.                  Termination of Options.  A Conversion Option expires on the same date that the Optionee’s Convex stock option would have expired if it had not been converted. In most cases, Conversion Options will expire on the tenth (10th) anniversary of the Option Date (as defined below). The Optionee should refer to the Conversion Agreement which controls his or her Conversion Option for confirmation of the expiration date. The Option may be terminated prior to its expiration date in the event of the Optionee’s death, retirement, disability, resignation or termination of employment with the Company or a subsidiary.

E.                  Exercise by Representative Following Death of Employee.  If an Optionee dies while in the employ of the Company or a subsidiary, his or her Conversion Option may be exercised by the Optionee’s estate or legally designated beneficiary, to the same extent that the Optionee was entitled to exercise it on the date of his or her death, for six (6) months after the Optionee’s death.  After this period, the Conversion Option will terminate. However, the Conversion Option may only be exercised with respect to any shares which would not be subject to the Repurchase Option as defined in the Option Agreement on the date of the Optionee’s death; furthermore, the Conversion Option may not be exercised to any extent by anyone after its expiration date.

F.                  Buyout Provisions. At any time, the Committee may, but shall not be required to, authorize the Company to offer to buy out for a payment in cash or Common Stock a Conversion Option previously granted based on such terms and conditions as the Committee shall establish and communicate to the Optionee in connection with such offer.

VII.                        Modification, Extension and Renewal of Options

The Committee shall have the power to modify, extend or renew outstanding options, provided that any such action may not have the effect of altering or impairing any rights or obligations of any option previously granted without the consent of the Optionees.

VIII.                        Number of Shares; Option Price

A.                 Number of Shares.A Conversion Option will be exercisable to purchase that number of whole shares of the Common Stock equal to the product of the number of shares of Convex common stock that were purchasable under the Convex Option immediately before the Effective Time, multiplied by the Conversion Number (as defined below), rounded down to the nearest whole number of shares of the Common Stock. No fractional shares of the Common Stock will be issued.

B.                  Option Price.  The exercise price per share for the shares of the Common Stock under a Conversion Option (“Option Price”) is equal to the quotient obtained by dividing the exercise price per share of Convex common stock at which such Convex Option was exercisable immediately before the Effective Time by the Conversion Number (as defined below), rounded up to the nearest whole cent.

C.                  Conversion Number.  The Conversion Number of 0.0593 is equal to the quotient obtained from dividing the merger consideration per share of $4.83 by $81.4125, the average closing price of the Common Stock on the New York Stock Exchange for the ten trading day period ending two trading days prior to the Effective Time.

PART 3. GENERAL PROVISIONS

IX.                           Assignments

The rights and benefits under this Plan may not be assigned except for the designation of a beneficiary as provided in Section VI.

X.                            Time for Granting Options

Options issued under the Plan are conversions of preexisting Convex stock options; consequently, they do not constitute newly granted options. The grant date (“Option Date”) of a Conversion Option is therefore the same as the grant date of the Convex stock option which was converted.

XI.                           Limitation of Rights

A.                 No Right to an Option. Nothing in the Plan shall be construed to give any personnel of Convex any right to be granted additional options after the Effective Time of the Merger.

B.                  No Employment Right. Neither the Plan nor the conversion of a Convex Option pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that Convex or the Company will employ an Optionee for any period of time or in any position, or at any particular rate of compensation.

C.                  No Shareholders’ Rights for Options.  An Optionee shall have no rights as a shareholder with respect to the shares covered by his or her options until the date of the issuance to him or her of a stock certificate therefor, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

XII.                         Changes in Present Stock

In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in the corporate structure or capitalization affecting the Company’s present Common Stock, appropriate adjustment shall be made by the Board of Directors in the number (including the aggregate numbers specified in Section

IV) and kind of shares which are or may become subject to options converted hereunder, and in the option price of shares which are subject to options converted hereunder.

XIII.                        Change in Control

All previously unvested Conversion Options outstanding at the time of a change in control of the Company shall become vested in full or released from restrictions, as the Committee deems appropriate, upon such change in control, “Change in control” for purposes of this Section XIII shall mean the acquisition by an investor or group of investors of shares sufficient to elect a majority of directors of the Company under California law.

XIV.                        Effective Time of the Plan

The effective date of the Plan is December 20, 1995.

XV.                        Amendment of the Plan

The Committee may suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that the Committee may seek shareholder approval of an amendment if determined to be required by or advisable under regulations of the Securities and Exchange Commission or the Internal Revenue Service, the rules of any stock exchange on which the Company’s stock is listed or other applicable law or regulations.

XVI.                        Notice

Any written notice to the Company required by any of the provisions of this Plan shall be addressed to the Secretary of the Company and shall become effective when it is received.

XVII.                     Company Benefit Plans

Nothing contained in this Plan shall prevent the employee prior to death, or the employee’s dependents or beneficiaries after the employee’s death, from receiving, in addition to any awards provided for under this Plan and any salary, any payments under a Company retirement plan or which may be otherwise payable or distributable to such employee, or to the employee’s dependents or beneficiaries under any other plan or policy of the Company or otherwise.

XVIII.                     Governing Law

This Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of the State of California and construed accordingly. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as

amended, and is not intended to qualify for special tax treatment under Section 401 (a) of the Code.

9/12/02                                  Part 2, Section VI(F) added and plan restated by HR & Compensation Committee

11/21/02                            Part 1, Section II added new paragraph and plan restated by HR & Compensation Committee